EXHIBIT 99.15

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

FINANCIAL STATEMENTS

DECEMBER 31, 2014

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Home Properties, LP 401(k)
Administrative Committee and Participants
of the Home Properties Retirement Savings Plan

We have audited the accompanying statements of net assets available for benefits of the Home Properties Retirement Savings Plan (the “Plan”) as of December 31, 2014 and 2013, and the related statement of changes in net assets available for benefits for the year ended December 31, 2014. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2014 and 2013, and the changes in net assets available for benefits for the year ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

The supplemental information in the accompanying schedule of assets (held at end of year) as of December 31, 2014 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements but includes supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The supplemental information is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information in the accompanying schedule, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA. In our opinion, the supplemental information is fairly stated in all material respects in relation to the financial statements as a whole.

Respectfully Submitted,

/s/ Insero & Company CPAs, P.C.

Insero & Company CPAs, P.C.
Certified Public Accountants

Rochester, New York
June 24, 2015

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2014 AND 2013

ASSETS	2014	2013

Investments at Fair Value
Cash	$12,158	$151,475
Common Stock	4,444,472	3,810,883
Mutual Funds	34,000,682	30,626,730
Common/Collective Trust	5,539,504	5,683,215

Total Investments at Fair Value	43,996,816	40,272,303

Receivables
Other Receivable	781	296
Notes Receivable from Participants	1,488,523	1,364,676

Total Receivables	1,489,304	1,364,972

Total Assets	45,486,120	41,637,275

LIABILITIES

Excess Contributions Payable	82,428	83,494
Accrued Expenses	8,266	18,611

Total Liabilities	90,694	102,105

Net Assets Available for Benefits at Fair Value	45,395,426	41,535,170

Adjustment from Fair Value to Contract Value for Interest in a Common/Collective Trust Relating to Fully Benefit- Responsive Investment Contracts	(17,893)	(16,358)

Net Assets Available for Benefits	$45,377,533	$41,518,812

See Notes to Financial Statements.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2014

Additions to Net Assets Attributed to:
Investment Income
Interest and Dividend Income	$890,909
Other Income	16,275
Net Appreciation in Fair Values of Investments	2,656,705

Total Investment Income	3,563,889

Interest Income on Notes Receivable from Participants	57,182

Contributions
Employer	1,053,220
Participants	2,669,676
Rollover	139,775

Total Contributions	3,862,671

Total Additions	7,483,742

Deductions from Net Assets Attributed to:
Benefits Paid to Participants	3,510,490
Administrative Expenses	114,531

Total Deductions	3,625,021

Net Increase	3,858,721

Net Assets Available for Benefits - Beginning	41,518,812

Net Assets Available for Benefits - Ending	$45,377,533

See Notes to Financial Statements.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

Note 1	Description of Plan

The following description of the Home Properties Retirement Savings Plan (the “Plan”) is provided for general information purposes only.  Participants should refer to the Plan document, as amended, for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan covering all employees of Home Properties, L.P. (the “Company”) who have attained age 21.  The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Transamerica Retirement Solutions Corporation (“Transamerica”) is the recordkeeper of the Plan.  State Street Bank and Trust (“SSBT”) serves as the directed-trustee.  In this capacity, SSBT serves as the legal trustee of the Plan; however, SSBT has appointed Transamerica as its agent to provide certain necessary duties and functions on its behalf pursuant to a servicing agent agreement for trustee services.

Contributions

Each year, participants may contribute up to 50 percent of eligible pre-tax annual compensation subject to statutory limitations, as defined in the Plan.  Certain “non-worked” pay types and bonuses are excluded from the Plan definition of compensation.  Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans.  In addition, the Plan may receive distributions from the Company’s Nonqualified Voluntary Deferred Compensation Plan, which is described below.  Participants direct the investment of their contributions into various investment options offered by the Plan including an option to invest in the Company’s common stock.  The Company contributes 75% of salary-reduction contributions up to a maximum of 3% of the participant’s eligible compensation.  Additional profit sharing amounts may be contributed at the option of the Company’s Board of Directors.  Contributions are subject to certain limitations.

No participant, alternate payee or beneficiary may transfer amounts to the Home Properties, Inc. Common Stock to the extent that such transfer would result in the aggregate holdings of such participant, alternate payee or beneficiary under the Plan in the Home Properties, Inc. Common Stock to exceed ten percent (10%) of the total value of his or her accounts (determined at the time of the transfer).  In addition, no participant may direct that an amount in excess of ten percent (10%) of his or her ongoing contributions be allocated to the Home Properties, Inc. Common Stock.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

Note 1	Description of Plan - Continued

Contributions - continued

In November 2011, the Company initiated a Nonqualified Voluntary Deferred Compensation Plan (the “Deferred Compensation Plan”) which permits certain employees to defer a portion of their annual base salary.  Under the provisions of the Deferred Compensation Plan, participants may elect to make a deferral election that is coordinated with their election under the Plan.  Such deferral election shall indicate that the participant authorizes a distribution from the Deferred Compensation Plan into the Plan.  Such transfer, if made, shall comply with the prohibition on contingent benefits set forth in Section 1.401(k)-i(e)(6) of the Internal Revenue Code.  In addition, the participant must make an election with respect to the Plan to elect to defer the maximum amount permitted to be deferred without violation of the Actual Deferral Percentage (“ADP”) discrimination test.  This election must be made prior to the beginning of the Deferred Compensation Plan year to which it relates.  Contributions from the Deferred Compensation Plan of $197,380 and $163,451 were transferred into the Plan during 2014 and 2013, respectively, for deferrals made in 2013 and 2012.

Participant Accounts

A separate account is maintained for each of the participants.  Each participant’s account is credited with: (1) the participant’s contributions, (2) an allocation of the Company’s matching contributions, and (3) an allocation of the Plan’s net earnings or losses.  Subtractions are made from the participant’s account for a pro rata share of administrative expenses, if applicable.  Allocations are based on participant earnings or account balances, as defined in the Plan document.  The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting

Participants are immediately vested in their contributions plus actual earnings thereon.  The Plan provides for vesting in the employer contribution account of 25% after one year, 50% after two years, 75% after three years, and 100% after four years of service.

Notes Receivable from Participants

Participants may borrow from their accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance.  At any time, participants are allowed to have two loans outstanding.  Loan terms range from one to five years, or longer for the purchase of a primary residence.  The loans are collateralized by the balance in the participant’s account and bear interest at the prime rate plus one percent (1%) in effect on the first day of the month in which the loan is made.  Principal and interest is paid ratably through weekly or semi-monthly payroll deductions.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

Note 1	Description of Plan - Continued

Payment of Benefits

The Plan provides for normal retirement benefits upon reaching age 65 and has provisions for early retirement, disability, death, hardship and termination benefits for those participants who are eligible to receive such benefits.

Forfeitures

Forfeitures of non-vested employer contributions can be used to reduce future employer contributions or pay Plan expenses.  At December 31, 2014 and 2013, forfeited non-vested accounts totaled $12,158 and $143,540, respectively.  In 2014, non-vested forfeited funds were used to reduce employer contributions by $127,442 and pay Plan expenses in the amount of $84,952.

Administrative Expenses

Administrative expenses may be paid by the Company or the Plan. These costs include recordkeeping, independent investment advisors, legal counsel, and accounting fees.  Certain administrative functions are performed by officers or employees of the Company.  No such officer or employee receives compensation from the Plan.

Excess Contributions Payable

The Plan failed the ADP discrimination test for 2014 and 2013.  The Company elected to have highly compensated employees withdraw the excess contributions out of the Plan.  These excess contributions totaled $82,428 and $83,494 for 2014 and 2013, respectively, and are included as a liability in the statements of net assets available for benefits and are netted against participant contributions in the statement of changes in net assets available for benefits.

Other Income

The Plan receives income as a result of revenue sharing by the funds held by the Plan. The income received as a result of revenue sharing amounted to $16,275 in 2014 and is included in other income on the statement of changes in net assets available for benefits. All of this income was used during 2014 to pay Plan expenses.

Note 2	Significant Accounting Policies

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

Note 2	Significant Accounting Policies - Continued

Investment Contracts

Investment contracts held by a defined contribution plan are required to be reported at fair value.  However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.  The Plan invests in investment contracts through a common/collective trust.  The statements of net assets available for benefits present the fair value of the investment in the common/collective trust as well as the adjustment of the investment in the common/collective trust from fair value to contract value relating to the investment contracts.  The statement of changes in net assets available for benefits is prepared on a contract value basis.

Use of Estimates

The preparation of the Plan’s financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosures of contingent assets and liabilities.  Actual results could differ from those estimates.

Notes Receivable from Participants

Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest.  Delinquent notes receivable from participants are reclassified as distributions based upon the terms of the plan document.

Payment of Benefits

Benefits are recorded when paid.

Risks and Uncertainties

The Plan invests in investment securities which are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with these securities, it is at least reasonably possible that changes in their values will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

Note 2	Significant Accounting Policies - Continued

Recently Issued Accounting Standards

In May 2015, the Financial Accounting Standards Board issued Accounting Standards Update 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) (“ASU 2015-07”).  ASU 2015-07 removes the requirement to include investments in the fair value hierarchy for which fair value is measured using the net asset value per share practical expedient under ASC 820.  ASU 2015-07 is effective for the Plan retrospectively for the year ending December 31, 2016 with early adoption permitted.  The Company is currently evaluating the effect that the provisions of ASU 2015-07 will have on the Plan’s financial statements.

Note 3	Investment Valuation and Income Recognition

The Plan’s investments are reported at fair value.  Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The Plan follows the fair value measurement authoritative guidance required by GAAP for financial and nonfinancial assets and liabilities.  This guidance defines fair value and provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under the guidance are described as follows:

Level 1 inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2 inputs to the valuation methodology include:

* Quoted prices for similar assets or liabilities in active markets;
* Quoted prices for identical or similar assets or liabilities in inactive markets;
* Inputs other than quoted prices that are observable for the asset or liability; and,
* Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

Note 3	Investment Valuation and Income Recognition - Continued

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.  Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodologies used for assets measured at fair value:

Cash Equivalents: Held in short-term demand deposit account or money market funds which are valued at cost plus accrued interest at year end.

Common Stock: Valued at the closing price reported on the active market on which the individual securities are traded.

Mutual Funds:  Valued using the net asset value (“NAV”) provided by the administrator of the fund.  The NAV is based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of shares outstanding.  The NAV is a quoted price in an active market.

Common/Collective Trust:  Valued at NAV based on the underlying assets of the trust.  The fair value of the underlying assets is obtained from information provided by the investment advisor using the audited financial statements of the common/collective trust at the respective year end.  There are no redemption restrictions on this investment.

There have been no changes in the methodologies at December 31, 2014 and 2013.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

Note 3	Investment Valuation and Income Recognition - Continued

The following table sets forth by level, within the fair value hierarchy, the Plan’s investments at fair value:

	Investments at Fair Value as of December 31, 2014
	Level 1	Level 2	Total
Cash (a)	$12,158	$-	$12,158
Common Stock	4,444,472	-	4,444,472
Mutual Funds
Fixed Income	2,717,220	-	2,717,220
International Equity	1,573,560	-	1,573,560
U.S. Large - Cap	9,761,987	-	9,761,987
U.S. Mid - Cap	1,930,468	-	1,930,468
U.S. Small - Cap	5,438,407	-	5,438,407
Balanced	12,568,278	-	12,568,278
Real Estate	10,762	-	10,762
Total Mutual Funds	34,000,682	-	34,000,682
Common/Collective Trust (b)	-	5,539,504	5,539,504
Total	$38,457,312	$5,539,504	$43,996,816

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

Note 3	Investment Valuation and Income Recognition - Continued

	Investments at Fair Value as of December 31, 2013
	Level 1	Level 2	Total
Cash (a)	$151,475	$-	$151,475
Common Stock	3,810,883	-	3,810,883
Mutual Funds
Fixed Income	2,204,186	-	2,204,186
International Equity	1,541,552	-	1,541,552
U.S. Large - Cap	8,422,380	-	8,422,380
U.S. Mid - Cap	1,717,427	-	1,717,427
U.S. Small - Cap	5,252,084	-	5,252,084
Balanced	11,489,101	-	11,489,101
Total Mutual Funds	30,626,730	-	30,626,730
Common/Collective Trust (b)	-	5,683,215	5,683,215
Total	$34,589,088	$5,683,215	$40,272,303

(a) This interest-bearing cash account is a demand deposit account which seeks high current income consistent with the preservation of capital and liquidity.

(b) The fund seeks stability of principal and high current income.  The fund invests primarily in stable value products, including guaranteed investment contracts (“GICs”) and synthetic GICs issued by major insurance companies and money market instruments.

Purchases and sales of securities are recorded on a trade-date basis.  Dividends are recorded on the ex-dividend date.  Interest is recorded on the accrual basis.  Net appreciation includes the Plan’s gains and losses on investments bought and sold as well as held during the year.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

Note 4	Investments

The fair values of individual investments that represent more than five percent of the Plan’s net assets are summarized below:

	December 31,
	2014	2013
Vanguard LifeStrategy Moderate Growth Fund	$6,800,787	$5,886,192
Vanguard 500 Index Fund Admiral	5,773,919	N/A
Federated Capital Preservation Fund	5,539,504	5,683,215
Home Properties, Inc. Common Stock	4,444,472	3,810,883
Vanguard LifeStrategy Growth Fund	3,104,493	2,926,625
Vanguard Small Capital Index Fund Admiral	3,049,150	N/A
Vanguard 500 Index Fund Signal	N/A	4,978,096
Vanguard Small Capital Index Fund Signal	N/A	2,822,200
Vanguard LifeStrategy Conservative Growth Fund	N/A	2,157,253

During 2014, the Plan’s investments, including investments bought and sold, as well as held during the year, appreciated in value as follows:

Home Properties, Inc. Common Stock	$870,857
Mutual Funds	1,785,848
Net Appreciation in Fair Values of Investments	$2,656,705

Note 5	Party-In-Interest Transactions

The Plan holds shares of common stock of Home Properties, Inc.  Transactions involving this investment qualify as party-in-interest transactions.  At December 31, 2014, the Plan held 66,435 shares in the Company common stock with a fair value of $4,444,472.  At December 31, 2013, the Plan held 70,158 shares in the Company common stock with a fair value of $3,810,883.  During 2014, the participants in the Plan purchased shares in the amount of $355,909, sold shares in the amount of $593,177, and had net appreciation in the amount of $870,857.

The Plan also holds cash in a demand deposit account that is managed by SSBT. SSBT serves as the directed-trustee; therefore, transactions involving SSBT qualify as party-in-interest transactions.

Notes receivable from participants are also party-in-interest transactions.

Note 6	Plan Termination

Although the Company has not expressed any intent to do so, the Company has the right under the Plan to discontinue contributions at any time and to terminate the Plan subject to the provisions of ERISA.  In the event of Plan termination, participants will become 100% vested in their accounts and all of the Plan assets would be distributed to participants.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

Note 7	Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated November 18, 2011 that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (the “Code”). The Plan has been amended since receiving the determination letter.  The Plan Administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Code.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by taxing authorities.  The Plan Administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2014, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.  The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.  The Plan Administrator believes it is no longer subject to income tax examinations for years prior to 2011.

Note 8	Reconciliation of Financial Statements to Form 5500

The following is a reconciliation from the financial statements to the Form 5500 at December 31:

	2014	2013
Net Assets Available for Benefits Per Financial Statements	$45,377,533	$41,518,812

Adjustment from Contract Value to Fair Value for Interest in a Common/Collective Trust Relating to Fully Benefit-Responsive Investment Contracts	17,893	16,358

Net Assets Available for Benefits Per the Form 5500	$45,395,426	$41,535,170

Net Increase in Net Assets Available for Benefits Per Financial Statements	$3,858,721

Change in Adjustment from Contract Value to Fair Value for Interest in a Common/Collective Trust Relating to Fully Benefit-Responsive Investment Contracts	1,535

Net Income Per the Form 5500	$3,860,256

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NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

Note 9	Subsequent Events

On June 22, 2015, the Company entered into a definitive agreement to be acquired by an affiliate of Lone Star Funds. Upon completion of the transaction, the Company will become a privately held company.  The transaction is expected to close during the fourth quarter of 2015, subject to certain approvals.  Any remaining impact of this transaction on the Plan is uncertain; however, as of the date of issuance of these financial statements, the Plan’s management does not have any intention to terminate the Plan.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2014

		Current
		Value
Cash
*State Street Bank and Trust Co. Cash Reserve Fund		$12,158

Common Stock
*Home Properties, Inc.		4,444,472

Mutual Funds
Vanguard LifeStrategy Moderate Growth Fund		6,800,787
Vanguard 500 Index Fund Admiral		5,773,919
Vanguard LifeStrategy Growth Fund		3,104,493
Vanguard Small Capital Index Fund Admiral		3,049,150
Vanguard Total Bond Market Index Fund Admiral		2,207,884
DFA U.S. Large Capital Value Portfolio		2,186,329
Vanguard LifeStrategy Conservative Growth Fund		2,047,912
Columbia Mid Cap Index Fund R5		1,930,468
Vanguard Growth Index Fund Admiral		1,801,739
Vanguard Total International Stock Index Fund Admiral		1,573,560
Vanguard Small Capital Growth Index Fund Admiral		1,307,754
DFA U.S. Small Capital Value Portfolio		1,081,503
Vanguard LifeStrategy Income Fund		615,086
DFA Inflation Protected Securities I		509,336
DFA Real Estate Securities I		10,762

Total Mutual Funds		34,000,682

Common/Collective Trust
Federated Capital Preservation Fund		5,539,504

*Participant Loans	(Interest rates range from 4.25% to 8.50% and maturity dates from January, 2015 to November, 2024)	1,488,523

Total		$45,485,339

*Denotes Party-in-Interest.